UB&T Financial Services Corporation
                               129 East Elm Street
                             Rockmart, Georgia 30153


Ladies and Gentlemen:

         We have been requested to render our opinion expressed below in connection with the proposed merger (the "Merger") of UB&T Financial Services Corporation ("UB&T") with and into GB&T Bancshares, Inc. ("GB&T"), pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization (the "Agreement"), dated October 14, 1999, by and between GB&T and UB&T described in that certain Registration Statement on Form S-4 related to shares of 712,038 common stock to be issued in connection with the merger of GB&T and UB&T, to be filed by GB&T with the Securities and Exchange Commission (the "Registration Statement"). Unless otherwise indicated, terms used herein shall have the same meaning as defined in the Agreement.

         In rendering our opinion, we have examined the Agreement and Plan of Merger (the "Merger Agreement"), applicable law, regulations, rulings and decisions. Our opinion is based upon our understanding and belief that the facts set forth in the Registration Statement are true and correct.

         Our opinions set forth below are subject to the following assumptions, qualifications, and exceptions:

                  A. During the course of all of the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the legal capacity of all individuals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (v) the authority of each person or persons who executed any document on behalf of another person.

                  B. As to various factual matters that are material to our opinions set forth herein, we have relied upon the factual representations and warranties set forth in the Agreement and related documents. We have not independently verified, nor do we assume any responsibility for, the factual accuracy or completeness of any such representations, warranties, statements, or certificates.

         Based  on  and  in   reliance   on  the   foregoing   and  the  further
qualifications set forth below, and provided that the Merger is consummated in accordance with the Merger Agreement, it is our opinion that:

         (1) The merger of UB&T into GB&T and the issuance of shares of 712,038 Stock in connection therewith, as described in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         (2) No gain or loss will be recognized by GB&T as a result of the Merger.

         (3) Except for the recognition of gain as required by Section 302 of the Code with respect to the receipt by holders of UB&T Stock of cash in lieu of fractional shares of GB&T Stock, no gain or loss will be recognized for Federal income tax purposes by the holders of UB&T Stock upon the exchange of such stock solely for GB&T Stock as a result of the Merger.

         (4) The aggregate tax basis of the GB&T Stock received by a UB&T shareholder pursuant to the Merger will be the same as the aggregate tax basis of the shares of UB&T Stock exchanged therefor, decreased by any portion of such tax basis allocated to the fractional shares of GB&T Stock that are treated as redeemed by the UB&T shareholder.

         (5) The holding period of the shares of GB&T Stock received by a UB&T shareholder as part of the Merger will include the holding period of the shares of UB&T Stock exchanged therefor, provided that the UB&T Stock is held as a capital asset on the date of the consummation of the Merger.


         In general, cash received by holders of UB&T Stock exercising their dissenters' rights will be treated as amounts received from the sale of their shares of UB&T Stock, and (provided that such UB&T Stock is a capital asset in the hands of such shareholders) each such shareholder will recognize capital gain or loss (short or long term, as appropriate) measured by the difference between the sale price of such UB&T Stock and such shareholder's tax basis in such UB&T Stock.

         We express no opinion as to the following: (a) the tax consequences that might be relevant to a particular holder of UB&T Stock who is subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, persons who do not hold their UB&T Stock as "capital assets" within the meaning of section 1221 of the Code, and persons who acquired their UB&T Stock pursuant to the exercise of options or otherwise as compensation, or
(b) any consequences arising under the laws of any state, locality, or foreign jurisdiction.

         This letter is solely for the information and use of you and the shareholders of UB&T and, except to the extent that such may be referred to in the Registration Statement, it is not to be used, circulated, quoted, or referred to for any other purpose or relied upon by any other person for whatever reason without our prior written consent.



                                     HULSEY, OLIVER & MAHAR, LLP



                                     By:___________________________________
                                        Partner